  As filed with the Securities and Exchange Commission on August 23, 2001

                                                      Registration No. 333-58436

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                              POST-EFFECTIVE


                            AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  ------------
                                Radio One, Inc.
             (Exact name of Registrant as specified in its charter)

           Delaware                 52-1166660                    4832
 (State or other jurisdiction    (I.R.S. Employer     (Primary Standard Industry
     of incorporation or        Identification No.)     Classification Number)
        organization)

                    5900 Princess Garden Parkway, 7th Floor
                                Lanham, MD 20706
                           Telephone: (301) 306-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------
                             ALFRED C. LIGGINS, III
                     Chief Executive Officer and President
                                Radio One, Inc.
                    5900 Princess Garden Parkway, 7th Floor
                                Lanham, MD 20706
                           Telephone: (301) 306-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 With copy to:
                            TERRANCE L. BESSEY, ESQ.
                                Kirkland & Ellis
                           655 Fifteenth Street, N.W.
                             Washington, D.C. 20005
                           Telephone: (202) 879-5000

                                  ------------
   Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434,please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          Number of     Proposed       Proposed
 Title of Each Class of   Securities    Maximum        Maximum       Amount of
    Securities to be        to be    Offering Price   Aggregate    Registration
       Registered         Registered   Per Share    Offering Price      Fee
--------------------------------------------------------------------------------
 PRIMARY OFFERING: Class
  D Common Stock, par
  value $0.001 per
  share.................  5,000,000    $19.80(1)    $99,000,000(1) $24,750.00(3)
--------------------------------------------------------------------------------
 SECONDARY OFFERING:
  Class D Common Stock,
  par value $0.001 per
  share.................  2,143,000    $13.96(2)    $29,905,565(2) $ 7,476.39(3)
--------------------------------------------------------------------------------

(1) These amounts, estimated solely for the purpose of determining the registration fees, were calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and were based on the average of the high and low sale price per share on The Nasdaq Stock Market's National Market of Radio One's class D common stock, par value $0.001 per share (the "class D common stock"), determined on July 19, 2001.
(2) These amounts, estimated solely for the purpose of determining the registration fees, were calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and were based on the average of the high and low sale price per share on The Nasdaq Stock Market's National Market of the class D common stock, determined on April 3, 2001.
(3)Previously paid.

                                   PROSPECTUS


                               7,143,000 Shares

                           of Class D Common Stock

                               ----------------

   This prospectus relates to 5,000,000 shares of our class D common stock that we are offering, and 2,143,000 shares of our class D common stock which may be offered from time to time by the selling shareholders named in this prospectus, or by their transferees, pledgees, donees or successors, all of which we refer to as selling stockholders.

   Our class D common stock is traded on The Nasdaq Stock Market's National Market under the symbol "ROIAK." The last reported sale price for our class D common stock on August 22, 2001 was $16.05 per share.


   You should carefully consider the risk factors that begin on page 3 of this prospectus before purchasing any of the class D common stock offered hereby.

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is August 23, 2001.

                               ----------------

                               TABLE OF CONTENTS

                                     Page
                                     ----
Summary.............................   1
Risk Factors........................   3
Cautionary Note Regarding Forward-
 Looking Statements.................   7
Use of Proceeds.....................   7
Selling Stockholders................   7

                                Page
                                ----
Plan of distribution...........   9
Legal Matters..................  10
Experts........................  10
Where You Can Find Additional
 Information...................  10
Incorporation of Reference.....  11


                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                    SUMMARY

   This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before you make an investment decision. You should carefully read this entire prospectus, including the "Risk Factors" section, and the documents we have referred you to, including the documents incorporated herein by reference, before making your investment decision.

                                RADIO ONE, INC.

   Radio One was founded in 1980 and is one of the largest radio broadcasting companies in the United States. We are also the largest radio broadcasting company in the United States primarily targeting African-Americans.

   Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market and the radio industry in general, due to our primary focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.

   Radio One is led by our Chairperson and co-founder, Catherine L. Hughes, and her son, Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully executed a strategy of acquiring and turning around underperforming radio stations.

   Our principal executive offices are located at 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706 and our telephone number is (301) 306-1111.

   For more information about our business, please see our Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus. The description of our business contained in our Form 10-K for the year ended December 31, 2000 will be updated and superseded by later filings we make with the SEC that are incorporated by reference in this prospectus.

                          Securities to be Registered

Issuer.................. Radio One, Inc.
Common Stock Offered.... 5,000,000 shares by Radio One.
                         2,143,000 shares by the selling stockholders.
                         7,143,000 total shares offered.
Use of Proceeds......... We plan to use the net proceeds from our sale of securities in this offering for pending and future acquisitions, continued business development and strategic investment opportunities, and for general corporate purposes.


                         The selling stockholders will receive all of the net proceeds from the resale of their securities in this offering.
Trading................. Our class D common stock is listed on The Nasdaq Stock Market's
                         National Market under the symbol "ROIAK."

                                  RISK FACTORS

   Investing in the class D common stock involves risk. You should consider carefully the risk factors described below before purchasing the class D common stock.

Integration of Acquisitions--We may have difficulty integrating the operations, systems and management of the stations that we have recently acquired or agreed to acquire. Our failure to successfully integrate acquired stations could have a material adverse effect on our business and operating results.

   From January 1, 2000 through August 15, 2001, we acquired or agreed to acquire and/or operate 45 radio stations, including 16 stations that we own and/or operate as the result of the August 10, 2001 consummation of our acquisition of Blue Chip Broadcasting, Inc., and we expect to make acquisitions of other stations and station groups in the future.


   We cannot assure you that we will be able to integrate successfully the operations, systems or management acquired in the Blue Chip acquisition, or any other operation, systems or management that might be acquired in the future. The recent consummation of the Blue Chip acquisition will require us to manage a significantly larger and geographically more diverse radio station portfolio than historically has been the case. Our failure to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results. In addition, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.


Risks of Acquisition Strategy--If we are unable to successfully execute our acquisition strategy, our business may not grow as expected.

   We intend to grow by acquiring radio stations primarily in top 50 African-American markets. However, we may not successfully identify and consummate future acquisitions, and stations that we do acquire may not increase our broadcast cash flow or yield other anticipated benefits.

   Our failure to execute our acquisition strategy successfully could have a material adverse effect on our business and operating results, and on the value of our common stock.

Dependence on Key Personnel--The loss of key personnel, including on air-talent,could disrupt the management and operation of our business.

   Our business depends upon the continued efforts, abilities and expertise of our executive officers, including our chief executive officer, chief financial officer, chief operating officer and general counsel, and other key employees, including on-air personalities. We believe that the unique combination of skills and experience possessed by our executive officers would be difficult to replace, and that the loss of any one of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. Additionally, our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. We cannot be assured that these individuals will remain with our radio stations or will retain their audiences.

Competition for Advertising Revenue--We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do, and if we are unable to maintain or grow our advertising revenue share, our business and operating results may be adversely affected.

   In the competitive broadcasting industry, the success of each of our radio stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share, or that advertisers will not decrease the amount they spend on advertising.

   Our advertising revenue may suffer if any of our stations cannot maintain its audience ratings or market share. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenues directly with other radio stations, and some of the owners of those competing stations have greater resources than we do. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. In addition, our stations also compete with other media such as broadcast and cable television, newspapers, magazines, direct mail, music videos, the Internet and outdoor advertising, some of which may be controlled by horizontally-integrated companies. We also anticipate that our stations will soon compete with satellite-based radio services, including Sirius Satellite Radio and XM Satellite Radio.

Decline in Level of Advertising Spending--An economic downturn that impacts business sectors which advertise heavily on radio could result in a reduction in advertising spending in those sectors, and could have a negative impact on our advertising revenue and business.

   We believe that advertising is a discretionary business expense, meaning that spending on advertising may decline during an economic recession or downturn. Consequently, a recession or downturn in the United States economy or the economy of an individual geographic market in which we own or operate stations could adversely affect our advertising revenue and, therefore, our results of operations. Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenue.

   In recent months the radio industry has been experiencing negative year over year advertising revenue growth, primarily as a result of the downturn in the overall economy. A number of business sectors that traditionally have been heavy radio advertisers, including the automotive, retail sales and television broadcast industries, as well as Internet related businesses which in recent years have become significant radio advertisers, have been adversely affected by the general economic slowdown. While we have continued to experience positive year over year advertising revenue growth, if the factors that have contributed to the radio industry's overall negative advertising revenue growth persist or worsen, our advertising growth rate could be affected.

Restrictions Imposed by Our Debt--The terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests, and these restrictions may make it more difficult to pursue our acquisition strategy.

   Our bank credit facility and the agreements governing our other outstanding debt, including our 8 7/8% senior subordinated notes, contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with our assets, or merge, consolidate or sell all or substantially all of our assets.

   Our bank credit facility requires that we obtain our banks' consent for acquisitions that do not meet specific criteria. These restrictions may make it more difficult to pursue our acquisition strategy. Our bank credit facility also requires that we maintain specific financial ratios, which could be affected by events beyond our control.

   The loans under our bank credit facility will be due in August 2007 and our 8 7/8% senior subordinated notes will be due in July 2011. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under our bank credit facility to be immediately due and payable and a breach of any of the covenants contained in the indenture covering our 8 7/8% senior subordinated notes could allow the holders of those notes to declare the notes immediately due and payable. In addition, our banks could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under our bank credit facility or payment of our senior subordinated notes are accelerated, our assets might not be sufficient to repay in full the money owed to the banks or to our other debt holders.

Substantial Debt--Our substantial level of debt could limit our ability to grow and compete.

   We have a substantial amount of debt, a portion of which bears interest at variable rates. The amount and nature of our debt is described in greater detail in our reports filed with the SEC. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

 .    obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

   .have sufficient funds available for operations, future business opportunities or other purposes;

   .compete with competitors that have less debt than we do; and

   .react to changing market conditions, changes in our industry and economic downturns.

Controlling Stockholders--Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote, and their interests may conflict with yours.

   Catherine L. Hughes and her son, Alfred C. Liggins, III, collectively hold approximately 55.9% of the outstanding voting power of Radio One's common stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections of members of the board of directors.

Technology Changes, New Services and Evolving Standards--We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

 .    Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

 .    Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

 .    In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

   We have entered into a programming agreement with a satellite digital audio radio service, and have also invested in a developer of digital audio broadcast technology and two Internet content providers. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

Government Regulation--Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

   Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

   The radio broadcasting industry is subject to extensive and changing federal regulation, as described in greater detail in our reports filed with the SEC. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters--We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets, which could affect the implementation of our acquisition strategy.

   An important part of our growth strategy is the acquisition of additional radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission or the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of radio stations. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. The Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

   We cannot predict the outcome of any specific Department of Justice or FTC investigation. Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Act requires the parties to file Notification and Report Forms concerning antitrust issues with the Department of Justice and the FTC and to observe specified waiting period requirements before consummating the acquisition. If the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including restructuring the proposed acquisition or divesting assets. In addition, the investigating agency could file suit in federal court to enjoin the acquisition or to require the divestiture of assets, among other remedies. Acquisitions that are not required to be reported under the Hart-Scott-Rodino Act may be investigated by the Department of Justice or the FTC under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws. As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that local marketing agreements, joint sales agreements, time brokerage agreements and other similar agreements customarily entered into in connection with radio station transfers could violate the Hart-Scott-Rodino Act if such agreements take effect prior to the expiration of the waiting period under the Hart-Scott-Rodino Act. Furthermore, the Department of Justice has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Act and has challenged joint sales agreements in certain locations. As indicated above, the Department of Justice also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the Department of Justice has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed these benchmarks.

   Similarly, the FCC staff has adopted procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market. In March 2001, however, the FCC Commissioners expressed their intent to eliminate delays in the staff's review of transactions that might involve concentration of market share but are otherwise consistent with the radio ownership limits set forth in the Communications Act.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed un this prospectus might not transpire.

                                USE OF PROCEEDS

   We expect to use the net proceeds from our offering of 5,000,000 shares of class D common stock for pending and future acquisitions of radio broadcasting assets and businesses, and for continued business development and strategic investment opportunities and general corporate purposes. The actual amount of net proceeds we spend on a particular use will depend on many factors, including our future revenue growth, additional financing sources, if any, and the amount of cash generated by our operations. Many of these factors are beyond our control. We reserve the right to allocate proceeds to different uses if, in management's view, the needs of the business so require. Until we use the net proceeds of this offering as described above, we intend to invest the net proceeds in short-term investment-grade marketable securities.

   We will not receive any of the proceeds from the sale of the 2,143,000 shares of class D common stock which may be offered by the selling stockholders.

                              SELLING STOCKHOLDERS

   2,143,000 shares of class D common stock offered by this prospectus were issued to certain of the stockholders of Blue Chip Broadcasting, Inc. on August 10, 2001 pursuant to a Merger Agreement dated February 7, 2001 by and among us, Blue Chip Merger Subsidiary, Inc. (one of our wholly-owned subsidiaries), Blue Chip Broadcasting, Inc. and the stockholders of Blue Chip Broadcasting, Inc.

   The 2,143,000 shares of class D common stock registered for the selling stockholders under the registration statement of which this prospectus is a part may be offered from time to time by the selling stockholders named below (or by their transferees, pledgees, donees or successors) as will be further described in a prospectus supplement. The selling stockholders are under no obligation to sell all or any portion of their shares under this prospectus.

Class D Common Stock
   The following table sets forth with respect to each of the selling stockholders (1) the number of shares of class D common stock held by that selling stockholder prior to the offering contemplated by this prospectus, (2) the number of shares of class D common stock to be registered for that selling stockholder hereunder, (3) the number of shares of class D common stock that the selling stockholder will hold after completion of the sale of the class D common stock registered for that selling stockholder hereunder, and (4) the percentage of the outstanding class D common stock that the selling stockholder will hold after completion of the sale of the class D common stock registered for that selling stockholder hereunder. Information regarding the number of shares of class D held by a selling stockholder prior to the registration contemplated by this prospectus has been obtained from the selling stockholders. Except as noted, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors.


                         Number of Shares                      Number of Shares of
                            of Class D                           Class D Common    Percentage of Class
                           Common Stock                         Stock Held After      D Common Stock
                          Held Prior to                         Completion of the       Held After
                           the Sale of    Number of Shares of  Sale of the Class D  Completion of the
                              Shares            Class D           Common Stock     Sale of the Class D
    Name of Selling         Registered     Common Stock to be      Registered          Common Stock
      Stockholders          Hereunder     Registered Hereunder      Hereunder      Registered Hereunder
    ---------------      ---------------- -------------------- ------------------- --------------------
LRL Trading,
 L.L.C(/1/)(/2/)........    2,212,368          1,362,704             849,664               1.3%
Cheryl H. Love(/3/).....       91,979             56,654              35,325                 *
LRC Love Limited
 Partnership(/4/).......      170,388            104,949              65,439                 *
Love Family Limited
 Partnership(/4/).......       73,023             44,978              28,045                 *
J. Kenneth Blackwell....      185,333            114,154              71,179                 *
Windings Lane
 Partnership,
 Ltd.(/5/)..............       84,329             51,942              32,387                 *
Lovie L. Ross...........      333,913            205,672             128,241                 *
Calvin D. Buford........      129,772             79,932              49,840                 *
Buford Family Limited
 Partnership(/6/).......        5,059              3,116               1,943                 *
C. Howard Buford........       28,973             17,845              11,128                 *
Thomas Revely, III......       47,345             29,161              18,184                 *
Steven R. Love(/3/).....       19,676             12,119               7,557                 *
Stephen E. Kaufmann.....       16,677             10,272               6,405                 *
George C. Hale, Sr. ....        8,490              5,229               3,261                 *
R. Dean Meiszer.........       16,677             10,272               6,405                 *
Thomas Ross.............       30,915             19,041              11,874                 *
Paul Landry.............       20,424             12,580               7,844                 *
Devin Miller............        3,865              2,380               1,485                 *

--------

(/1/LRL)Trading, L.L.C. is owned by LRL Investments, L.P. (99.725%) and Vada
    Hill (0.275%). LRL Investments, L.P. is owned by L. Ross Love (99.9%) and LRL Management Corporation (0.1%). LRL Management Corporation is wholly-owned by L. Ross Love. Accordingly, L. Ross Love may be deemed the beneficial owner of some or all of the shares held by LRL Trading, L.L.C.


(/2/L.)Ross Love, who may be deemed beneficial owner of some or all of the shares held by LRL Trading, L.L.C. (see note 1 above) was elected as a member of our board of directors on June 5, 2001.


(/3/Cheryl)H. Love is the spouse of L. Ross Love, and Stephen R. Love is the brother of L. Ross Love.


(/4/L.)Ross Love has controlling interest in LRC Love Limited Partnership and
    Love Family Limited Partnership, and accordingly, Mr. Love may be deemed to beneficially own some or all of the shares held by LRC Love Limited Partnership and Love Family Limited Partnership.


(/5/J.)Kenneth Blackwell has controlling interest in Windings Lane Partnership,
    Ltd., and accordingly, Mr. Blackwell may be deemed to beneficially own some or all of the shares held by Windings Lane Partnership, Ltd.


(/6/Calvin)D. Buford has controlling interest in Buford Family Limited
    Partnership, and accordingly, Mr. Buford may be deemed to beneficially own some or all of the shares held by Buford Family Limited Partnership.

                              PLAN OF DISTRIBUTION

   The class D common stock being offered by the selling stockholders may be offered and sold from time to time to purchasers directly by such selling stockholders. Alternatively, the selling stockholders may from time to time offer those securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they act as agents. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

   We may sell the 5,000,000 shares of class D common stock offered by us through this prospectus to or through one or more underwriters or broker-dealers, which may include Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown Inc., directly to one or more institutional purchasers or through agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from us or the purchasers of the securities for whom they act as agents. In no event, however, will any underwriting discount and commission exceed 8% of the offering price.

   The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. We have not yet determined when we will effect the sale of the securities. The sale of the securities may be effected in transactions, which may involve crosses or block transactions:

  . on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  . in the over-the-counter market;

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  . through the issuance by the selling stockholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.



   The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option, forward or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also loan or pledge shares to the broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.


   At the time a particular offering of the securities is made, a prospectus supplement, if required in addition to this prospectus, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

   To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

   The selling stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the securities by the selling stockholders. This may affect the marketability of those securities.

   Pursuant to the registration rights agreement, we shall bear all fees and expenses incurred in connection with the registration of the securities, except that selling stockholders will pay all broker's commissions and, in connection with any underwritten offering, all expenses customarily borne by selling stockholders in an underwritten offering, including underwriting discounts and commissions. The selling stockholders will be indemnified by us, against certain civil liabilities, including certain liabilities under the Securities Act or the Exchange Act or otherwise, or alternatively will be entitled to contribution in connection with those liabilities.

                                 LEGAL MATTERS

   Kirkland & Ellis, Washington, D.C. (a partnership that includes professional corporations) will pass upon the validity of the class D common stock offered by this prospectus.

                                    EXPERTS

   The consolidated financial statements of Radio One, Inc. and subsidiaries as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

   The financial statements of selected operations of Clear Channel Communications as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report appearing herein.

   The financial statements of selected operations of AMFM, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report with respect thereto appearing herein.

   The financial statements of Blue Chip Broadcasting, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Blue Chip Broadcasting Company and subsidiary as of December 31, 1998 and for the year then ended incorporated by reference in this prospectus have been audited by Clark, Schaefer, Hackett & Co., independent public accountants, as stated in their report appearing herein.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site on the world wide web is sec.gov. The information on the SEC's web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

                           INCORPORATION BY REFERENCE

   The SEC permits us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC and incorporate in this prospectus by reference:

  . our Amended Annual Report on Form 10-K/A for the year ended December 31,
    2000 filed on August 7, 2001;


  . our Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2001 and June 30, 2001;


  . our Definitive Proxy Statement on Form DEF 14A filed on April 26, 2001;

  . our Current Reports on Form 8-K filed on April 9, 2001, April 18, 2001,
    May 4, 2001, May 16, 2001, August 3, 2001, August 6, 2001, August 13,
    2001 and August 23, 2001; and


  . our Registration Statement on Form 8-A dated May 17, 2000.

   We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. Statements contained in documents incorporated or deemed to be incorporated by reference after the initial filing date of the registration statement of which this prospectus is a part will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

   If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, or to our e-mail address: invest@radio-one.com. Our telephone number is (301) 306-1111.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

                        [Logo of Radio One appears here]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

   SEC registration fee.............................................. $  32,226
   Legal fees and expenses...........................................    50,000
   Accounting fees and expenses......................................    10,000
   Printing..........................................................    10,000
   Miscellaneous.....................................................    10,000
                                                                      ---------
     Total........................................................... *$112,226
                                                                      =========

--------
*All expenses except the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Amended and Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

   Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 16. Exhibits

   The following exhibits are filed pursuant to Item 601 of Regulation S-K.


 Exhibit
   No.                                 Description
 -------                               -----------
 4.13    Registration Rights Agreement dated February 7, 2001 by and between
         Radio One and certain stockholders of Blue Chip Broadcasting, Inc.
         named therein (incorporated by reference to Exhibit 4.1 of Radio One's
         Current Report on Form 8-K filed February 8, 2001 (File No. 000-25969;
         Film No. 1528282)).
  5.1    Opinion of Kirkland & Ellis regarding legality of securities being registered (previously filed).
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Clark, Schaefer, Hackett & Co.
 23.4    Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1    Powers of Attorney (included on signature pages hereto).

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes that:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland on August 23, 2001.

                                          RADIO ONE, INC.

                                          By: /s/ Alfred C. Liggins, III

                                          Name: Alfred C. Liggins, III
                                          Title: President and Chief Executive
                                           Officer

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on behalf of the following persons by Linda J. Eckard Vilardo, their true and lawful attorney, on the date indicated.


                                Radio One, Inc.


              Signature                         Title(s)                 Date
              ---------                         --------                 ----
     /s/ Catherine L. Hughes           Chairperson of the Board     August 23, 2001
______________________________________  of Directors
         Catherine L. Hughes

        /s/ Terry L. Jones             Director                     August 23, 2001
______________________________________
            Terry L. Jones

       /s/ Larry D. Marcus             Director                     August 23, 2001
______________________________________
           Larry D. Marcus

       /s/ Brian W. McNeill            Director                     August 23, 2001
______________________________________
           Brian W. McNeill

         /s/ L. Ross Love              Director                     August 23, 2001
______________________________________
             L. Ross Love

    /s/ D. Geoffrey Armstrong          Director                     August 23, 2001
______________________________________
        D. Geoffrey Armstrong

    /s/ Alfred C. Liggins, III         President and Chief          August 23, 2001
______________________________________  Executive Officer
        Alfred C. Liggins, III          (Principal Executive
                                        Officer) and Director

       /s/ Scott R. Royster            Executive Vice President     August 23, 2001
______________________________________  and Chief Financial
           Scott R. Royster             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                                 EXHIBIT INDEX


 Exhibit
   No.   Description
 ------- -----------
  4.13   Registration Rights Agreement dated February 7, 2001 by and between
         Radio One and certain stockholders of Blue Chip Broadcasting, Inc.
         named therein (incorporated by reference to Exhibit 4.1 of Radio One's
         Current Report on Form 8-K filed February 8, 2001 (File No. 000-25969;
         Film No. 1528282)).
         Opinion of Kirkland & Ellis regarding legality of securities being
  5.1    registered (previously filed).
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Clark, Schaefer, Hackett & Co.
 23.4    Consent of Kirkland & Ellis (included in Exhibit 5.1).
 24.1    Powers of Attorney (included on signature pages hereto).